EXHIBIT 99.1

                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

                Denbury Resources Announces First Quarter Results

News Release
Released at 7:30 AM CDT

     DALLAS, May 3, 2005 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its first quarter 2005 financial and operating results. The Company's production in the first quarter of 2005 increased 3% over fourth quarter of 2004 production, averaging 29,724 barrels of oil equivalent per day ("BOE/d"). The Company also posted near-record earnings for the quarter of $30.1 million, or $0.54 per common share, as compared to earnings of $22.3 million or $0.41 per common share for the first quarter of 2004. Included in first quarter 2005 net income are approximately $6.7 million of pre-tax non-cash charges ($4.6 million after tax) related to the Company's decision to discontinue hedge accounting as of January 1, 2005. These charges include the resultant mark-to-market adjustments of its oil and natural gas derivative contracts and amortization of deferred hedge mark-to-market value losses that existed as of December 31, 2004 which are being amortized as the contracts expire in 2005. Excluding these non-cash charges, net income for the first quarter of 2005 would have been approximately $34.7 million, or $0.63 per share.

     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the first quarter of 2005 was $69.4 million, an 18% increase over first quarter 2004 adjusted cash flow from operations of $58.9 million. Net cash flow provided by operations, the GAAP measure, totaled $77.9 million during the first quarter of 2005, as compared to $53.0 million during the first quarter of 2004. The difference between the adjusted cash flow and cash flow from operations is due to the changes in receivables, accounts payables and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).

Production
----------

     Production for the quarter was 29,724 BOE/d, a 3% increase over the fourth quarter of 2004 average of 28,977 BOE/d and a 6% increase over the first quarter of 2004 levels, after adjustment for the offshore properties sold in July 2004. Oil production from the Company's tertiary operations increased 19% over prior quarter levels, and 37% when compared to first quarter 2004 tertiary oil production, averaging 8,644 Bbls/d in 2005's first quarter as a result of production increases at Little Creek, Mallalieu and McComb Fields. Natural gas production from the Barnett Shale increased to 1,313 BOE/d in the first quarter of 2005, up from 229 BOE/d for the first quarter of 2004. Higher production from tertiary operations and from the Barnett Shale were partially offset by declines in production from the Company's onshore Louisiana properties which decreased from 8,825 BOE/d in the first quarter of 2004 to 6,710 BOE/d in the first quarter of 2005, with the majority of the decrease from Thornwell and Lirette Fields.

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

First Quarter 2005 Financial Results
------------------------------------

     Oil and natural gas revenues, excluding hedges, were approximately the same in the respective first quarters, as higher commodity prices more than offset lower production levels resulting from the July 2004 sale of offshore properties. Cash payments on hedges were $1.1 million in the first quarter of 2005, a significant decrease from the $14.3 million paid in the first quarter of 2004, as most of the Company's out-of-the-money hedges expired as of December 31, 2004. In addition to the cash payments, the Company expensed $6.7 million of mark-to-market and other charges in the first quarter of 2005 relating to the Company's decision to discontinue hedge accounting as of January 1, 2005. As a result of this accounting change, all future changes in the fair values of the Company's oil and natural gas derivative instruments will result in income or expense in the Company's statement of operations.

     Oil price differentials (Denbury's net oil price received as compared to NYMEX prices) deteriorated during 2004, particularly in the last quarter, as the price of heavy, sour crude produced primarily in the Company's East Mississippi properties dropped significantly relative to NYMEX prices. These differentials did not change significantly during the first quarter of 2005, although they appear to be improving early in the second quarter. The Company's average NYMEX differential increased from $4.24 per Bbl during the first quarter of 2004 to $6.54 per Bbl during the first quarter of 2005, a $2.30 per Bbl decrease in the price the Company received relative to NYMEX prices, and approximately the same as the fourth quarter 2004 differential of $6.48 per Bbl.

     While lease operating expenses were approximately the same in the respective first quarters, on a per BOE basis operating expenses increased 27%, from $6.76 per BOE in the first quarter of 2004 to $8.58 per BOE in the first quarter of 2005. These per BOE expenses compare to an average of $7.60 per BOE in the fourth quarter of 2004. The single biggest reason for the increase relates to the increasing emphasis on tertiary operations, for which operating expenses averaged $9.90 per BOE during 2004 and $10.07 per BOE during the first quarter of 2005, higher than the operating costs for the Company's other operations. The balance of the cost increases is generally attributable to higher energy costs to operate Company properties and general cost inflation in the industry.

     Production taxes and marketing expenses generally change in proportion to commodity prices and therefore were higher in the first quarter of 2005 than in the comparable quarter of 2004. The July 2004 sale of the Company's offshore properties also contributed to an increase in production taxes and marketing expenses on a per BOE basis during 2005, as most of its offshore properties were tax exempt.

     General and administrative expenses increased 37% between the two first quarter periods, averaging $2.43 per BOE in the first quarter of 2005, up from $1.42 per BOE in the prior year's first quarter. Most of the increase is attributable to approximately $950,000 of incremental consultant fees, primarily related to compliance costs associated with, or audit work related to, the Sarbanes-Oxley Act and approximately $1.0 million of non-cash compensation resulting from the issuance of restricted stock during 2004.

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

     Interest expenses decreased on a gross and per BOE basis as a result of lower overall debt levels following the sale of the Company's offshore properties in July 2004, the proceeds of which were used to retire the Company's bank debt, and as a result of approximately $262,000 of interest expense that was capitalized during the first quarter of 2005 related to the CO2 pipeline being constructed to East Mississippi.

     Depreciation, depletion and amortization expense ("DD&A") increased only slightly to $8.05 per BOE from the Company's fourth quarter DD&A rate of $7.98. DD&A for the first quarter of 2004 was $8.19 per BOE.

     The Company recognized current income tax expense of $5.3 million in the first quarter of 2005 related to anticipated alternative minimum taxes due that will not be offset by the Company's enhanced oil recovery credits.

2005 Outlook
------------

     Denbury's 2005 development and exploration budget is currently set at $305 million, including estimated costs of the CO2 pipeline being constructed to East Mississippi, as compared to $209.4 million spent during 2004 (excluding acquisitions). Based on current commodity prices and project inventory, it is likely that this capital budget will increase in the near future by as much as $30 million to $50 million. Any acquisitions made by the Company will increase these capital budget amounts. Denbury's total debt as of March 31, 2005 was approximately $225 million, with $200 million undrawn on its recently reaffirmed bank borrowing base.

     The Company reaffirms its production guidance for 2005 of 31,000 BOE/d which represents organic growth of over 10% from its average 2004 production levels, after adjusting for the July 2004 offshore sale. The forecasted production from the Company's core operations, its tertiary oil projects, remains unchanged at 10,000 BOE/d for 2005.

     Gareth Roberts, Chief Executive Officer, said: "We are pleased with our operational results this quarter and our outlook for the future. Production from our tertiary operations was right on forecast, averaging 8,644 Bbls/d, a 19% increase over the fourth quarter tertiary production rates. Our tertiary operations are responding as planned and we continue to expand our tertiary recovery operations in Southwest Mississippi, having started injections at Brookhaven Field and Smithdale Field in the first part of 2005. We have completed one additional CO2 source well thus far this year, which should bring our CO2 production capacity to around 400 MMcf/d, with two or three more CO2 source wells scheduled to be drilled later this year. Our CO2 pipeline to East Mississippi is on track with its forecasted completion date in mid-2006, with a possibility of completing it prior to that date.

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


     We recently acquired additional Barnett Shale acreage at a reasonable cost of approximately $500 per acre, bringing our total net acreage in that area to approximately 43,500 acres. We have shot seismic over our 18,000 net acres in Parker County, Texas and based on a review of that seismic, it appears that only a minimal amount of the area is affected by collapse structures in the underlying Ellenburger formation (karsting). While we are suffering from cost inflation in our industry, at current commodity prices, we expect to generate record cash flow and earnings this year. Our future continues to look bright."

Conference Call
---------------

     The public is invited to listen to the Company's conference call set for today, May 3, 2005 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820.

Financial and Statistical Data Tables
-------------------------------------

     Following are financial highlights for the comparative first quarters ended March 31, 2005 and 2004. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.


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

FIRST QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of dollars except
share and unit data)
                                                                   Three Months Ended
                                                                        March 31,
                                                               -----------------------------      Percentage
                                                                    2005            2004            Change
                                                               -------------  --------------    ----------------
Revenues:
  Oil sales                                                          79,182           54,525     +          45%
  Gas sales                                                          31,834           55,711     -          43%
  CO2 sales and transportation fees                                   1,730            1,361     +          27%
  Loss on effective hedge contracts                                       -          (14,268)               N/A
  Interest income and other                                             903              326     +        >100%
                                                               -------------  --------------
    Total revenues                                                  113,649           97,655     +          16%
                                                               -------------  --------------
Expenses:
  Lease operating expenses                                           22,962           22,528     +           2%
  Production taxes and marketing expense                              6,126            4,067     +          51%
  CO2 operating expenses                                                346              144     +        >100%
  General and administrative                                          6,495            4,748     +          37%
  Interest                                                            4,476            5,081     -          12%
  Depletion and depreciation                                         21,528           27,324     -          21%
  Commodity derivative expense                                        7,821              818     +        >100%
                                                               -------------  --------------
    Total expenses                                                   69,754           64,710     +           8%
                                                               -------------  --------------
Income before income taxes                                           43,895           32,945     +          33%

Income tax provision
  Current income taxes                                                5,282            2,119     +        >100%
  Deferred income taxes                                               8,546            8,522     +            -
                                                               -------------  --------------
NET INCOME                                                           30,067           22,304     +          35%
                                                               =============  ==============

Net income per common share - basic                                    0.54             0.41     +          32%

Net income per common share - diluted                                  0.51             0.40     +          28%

Weighted average common shares:
  Basic                                                              55,459           54,388     +           2%
  Diluted                                                            58,604           56,313     +           4%

Production (daily - net of royalties)
  Oil (barrels)                                                      20,263           19,404     +           4%
  Gas (mcf)                                                          56,766          103,457     -          45%
  BOE (6:1)                                                          29,724           36,647     -          19%

Unit sales price (including hedges)
  Oil (per barrel)                                                    43.42            24.92     +          74%
  Gas (per mcf)                                                        6.02             5.52     +           9%

Unit sales price (excluding hedges)
  Oil (per barrel)                                                    43.42            30.88     +          41%
  Gas (per mcf)                                                        6.23             5.92     +           5%


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

FIRST QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of dollars except
  share and unit data)
                                                                   Three Months Ended
                                                                        March 31,
                                                             --------------------------------     Percentage
                                                                    2005            2004            Change
                                                             ---------------  ---------------   ----------------
Non-GAAP Financial Measure (1)
  Adjusted cash flow from
    operations (non-GAAP measure)                                    69,411           58,920     +         18%
  Net change in assets and liabilities relating to
    operations                                                        8,457           (5,925)    +       >100%
                                                             ---------------  ---------------
Net cash flow from operations (GAAP measure)                         77,868           52,995     +         47%
                                                             ===============  ===============

Oil & gas capital investments                                        87,976           47,913     +         84%
CO2 capital investments                                              27,963           20,203     +         38%

Cash and cash equivalents                                            42,742           17,208     +       >100%
Short-term investments                                               14,572                -               N/A
Total assets                                                      1,069,974        1,039,830     +          3%
Total debt (excluding discount)                                     225,000          305,000     -         26%
Total stockholders' equity                                          578,813          446,017     +         30%

BOE data (6:1)
  Oil and natural gas revenues                                        41.50            33.06     +         26%
  Loss on settlements of derivative contracts                         (0.41)           (4.28)    -         90%
  Lease operating expenses                                            (8.58)           (6.76)    +         27%
  Production taxes and marketing expense                              (2.29)           (1.22)    +         88%
                                                             ---------------  ---------------
    Production netback                                                30.22            20.80     +         45%
  CO2 operating margin                                                 0.52             0.37     +         41%
  General and administrative expenses                                 (2.43)           (1.42)    +         71%
  Net cash interest expense                                           (1.37)           (1.33)    +          3%
  Current income taxes and other                                      (0.99)           (0.75)    +         32%
  Changes in assets and liabilities                                    3.16            (1.78)    +       >100%
                                                             ---------------  ---------------
    Cash flow from operations                                         29.11            15.89     +         83%
                                                             ===============  ===============

(1) See "Non-GAAP Measures" at the end of this report.

Non-GAAP Measures
-----------------

     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company's Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further

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

discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operating Results" in our latest Form 10-Q or Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company's proved reserves, the Company's potential reserves from its tertiary operations, forecasted production levels relating to the Company's tertiary operations and overall production levels, estimated capital expenditures for 2005, pricing assumptions based on current and projected oil and natural gas prices, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

                        For further information contact:


Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com


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